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                                                                    Exhibit 5(n)


                                   Schedule

                                    to the

                         Investment Advisory Agreement

                                    between

                        The Advisors' Inner Circle Fund

                                      and

                        Clover Capital Management, Inc.

                           Amended February 13, 1996


Pursuant to Article 3, the Trust shall pay the Adviser compensation at an annual rate as follows:

Portfolio                               Fee (in basis points)
---------                               ---------------------

Clover Capital Equity Value Fund        .74% of the average daily net assets

Clover Capital Fixed Income Fund        .45% of the average daily net assets

Clover Capital Small Cap Value Fund     .85% of the average daily net assets